Exhibit 99.1

Contact:	Carl C. Gregory, III
President and CEO
Phone: 858-309-6961
Email: carl.gregory@mcmcg.com

ENCORE REPORTS SECOND QUARTER RESULTS

*2003 2nd quarter net income increases to $3.3 million
from $0.7 million in 2002

*2003 2nd quarter gross collections increase 30.4% to $46.7
million

San Diego, California, August 13, 2003 - Encore Capital Group, Inc. (NASDAQ: ECPG) announced today a continuation of its trend in year-over-year increases in earnings.

Net income for the 2nd quarter of 2003 was $3.3 million as compared to $0.7 million earned in the 2nd quarter of 2002. On a fully diluted basis, Encore reported $0.17 per share for the second quarter of 2003 — a 325% increase over the $0.04 per fully diluted share reported in same quarter of 2002.

For the first six months of 2003, Encore reported net income of $11.5 million as compared to the $0.9 million earned in the first six months of 2002. On a fully diluted basis, Encore reported $0.58 per share for the first half of 2003 – an 867% increase over the $0.06 per fully diluted share reported for the first half of 2002. As previously disclosed, our results for the first half of 2003 reflected a one-time benefit in the amount of $7.2 million arising from the settlement of litigation. This settlement contributed $4.4 million after-tax, or $0.22 cents per fully diluted share, to the first six months' results.

Carl C. Gregory, III, President and CEO said, “Encore’s second quarter results reflect a continuation of our solid earnings growth. Our gross collections for the first six months of $93.7 million increased 34.6% over the prior year’s first half collections of $69.6 million. We achieved that 34.6% increase in gross collections while controlling operating expense growth at a smaller rate of 22.3% for the first six months of 2003 as compared to the first six months of 2002.”

Second Quarter Results:

For the second quarter of 2003, gross collections of $46.7 million were up 30.4%, or $10.9 million, as compared to $35.8 million in the prior year’s quarter. Resulting revenues of $28.4 million for the second quarter of 2003 were up 41.0%, or $8.3 million, as compared to $20.1 million in the prior year’s second quarter. Operating expenses grew at a slower rate of 19.0% from $15.4 million in the second quarter of 2002 to $18.3 million in the second quarter of 2003. Revenue recognized as a percentage of gross collections increased to 60.9% for the second quarter of 2003 as compared to 56.3% for the second quarter of 2002.

Encore reported basic earnings per share of $0.43 for the second quarter of 2003 as compared to $0.08 per share for the second quarter of the prior year. On a fully diluted basis, Encore reported $0.17 per share for the second quarter of 2003 — a 325% increase over the $0.04 per fully diluted share reported in same quarter of 2002.

First Half Results:

For the first half of 2003, gross collections of $93.7 million were up 34.6%, or $24.1 million, as compared to $69.6 million in the prior year’s first half. Resulting revenues of $56.5 million for the first half of 2003 were up 47.5%, or $18.2 million, over the $38.3 million in revenue earned in the first half of 2002. Operating expenses grew at a slower rate of 22.3%, or $6.5 million, from $29.2 million in the first half of 2002 to $35.7 million in the first half of 2003. Revenue recognized as a percentage of gross collections increased slightly to 60.3% for the first half of 2003 as compared to 55.0% for the first half of 2002.

As previously disclosed, our 1st quarter 2003 results reflected a one-time benefit in the amount of $7.2 million arising from the settlement of litigation. This settlement contributed $4.4 million after-tax, or $0.22 cents per fully diluted share, to the first six months' results.

Encore reported basic earnings per share of $1.51 for the first half of 2003 as compared to $0.10 per share for the first half of the prior year. On a fully diluted basis, Encore reported $0.58 per share for the first half of 2003 – an 867% increase over the $0.06 per fully diluted share reported for the first half of 2002.

Encore is an accounts receivable management firm that specializes in purchasing charged-off and defaulted consumer debt. Among Encore’s significant stockholders are Triarc Companies, Inc., Consolidated Press International Holdings Limited, and their respective affiliates.

On Wednesday, August 13, the Company filed its Quarterly Report on Form 10-Q with the SEC.

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Notes to Press Release

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believes,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, projections of revenues, income or loss; estimates of capital expenditures; plans for future operations, products or services; and financing needs or plans, as well as assumptions relating to those matters. For all “forward-looking statements,” the Company claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and our subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect the Company’s results and cause them to materially differ from those contained in the forward-looking statements include:

  The Company's ability to maintain existing, and secure additional, financing;
  The Company's ability to maintain sufficient liquidity to operate our business;
  The Company's continued servicing of the receivables in our secured financing facility;
  The Company’s ability to recover sufficient amounts on or with respect to receivables to fund operations (including from sellers of non-conforming receivable portfolios);
  The Company's ability to hire and retain qualified personnel to recover on its receivables efficiently;
  Changes in, or failure to comply with, government regulations;
  The costs, uncertainties and other effects of legal and administrative proceedings; and
  Risk factors and cautionary statements made in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2002.

Forward-looking statements speak only as of the date the statement was made. They are inherently subject to risks and uncertainties, some of which the Company cannot predict or quantify. Future events and actual results could differ materially from the forward-looking statements. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as the result of new information, future events or for any other reason. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.